 Exhibit 10.1

[EXECUTION VERSION]

CONFIDENTIAL

SiriusPoint International Insurance Corporation
20 Fenchurch Street, 4th Floor
London EC3M 3BY

September 6, 2022

Scott Egan

Via email to the confidential email address maintained in the Company’s records

Dear Scott:

We are pleased to offer you employment with SiriusPoint International Insurance Corporation whose registered office is 4th floor, 20 Fenchurch Street, London, EC3M 3BY (the “Company”), subject to and on the terms and conditions outlined in this offer letter (the “Offer Letter” and the “Employment”).

●	Position and Duties. You will serve as the CEO of SiriusPoint Ltd., reporting directly to the Board of Directors from time to time of SiriusPoint Ltd. (the “Board”, which definition includes any committee of the Board to which powers have been properly delegated or such person or persons designated by the Board from time to time as its representative for the purposes of the Offer Letter). In this role, you shall perform such senior executive duties, services, and responsibilities on behalf of the Company consistent with the CEO position as may be reasonably assigned to you from time to time by the Board. You agree to act subject to and in accordance with SiriusPoint Ltd.’s memorandum of association and bye-laws as amended from time to time (the “Articles of Association”). Without prejudice to the generality of the foregoing, you will be bound by the additional duties and obligations, and give the representations and warranties, set out in Exhibit C.

●	Start Date. Subject to the Contingent Offer section below, your start date will be September 21, 2022 or another date as mutually agreed in writing with the Board. The Employment shall continue until terminated by either party as set out in the Termination of Employment – Notice and Termination of Employment – “Cause” sections below.

●	Base Salary. You will be paid a base salary at a rate of £945,000 per annum (less appropriate tax and other statutory deductions). Your base salary shall accrue day to day and be payable by equal monthly instalments in arrears into a bank account you nominate for this purpose. Your base salary will be subject to review on an upwards only basis in connection with regular senior management reviews in the first quarter of each calendar year. Your base salary will next be reviewed in 2023. There is no obligation on the Company to increase your base salary pursuant to any such review or otherwise. There will be no review of the base salary after either party has given notice to terminate the Employment.

●	Annual Bonus. You will be eligible for an annual bonus equal to, at target levels of performance, 140% of your then-current base salary (the “Target Bonus”), and subject to generally applicable threshold and maximum levels set by the Compensation Committee of the Board as to individual and corporate performance goals. Whether any annual bonus is payable in respect of any year and, if so, how much, will be determined by the Board in its sole discretion, such discretion to be exercised in a bona fide and rational manner. Payment of your annual bonus (if any) for any year will generally occur in the first quarter of the subsequent year at the same time as annual bonuses are paid to other members of the senior management team. You acknowledge that you have no contractual right to receive a bonus (save as set out below) and that receipt of any bonus payment in respect of any financial year or otherwise would not entitle you to any bonus payment in respect of any subsequent periods. In addition, and notwithstanding the foregoing, with respect to the 2022 and 2023 performance years, the following special terms shall apply:

o	2022 Performance Year: Your annual bonus for 2022 will be guaranteed at 100% of target level of performance (ie £1,323,000) and will be pro-rated based on your start date through the end of the year.

o	2023 Performance Year: Your annual bonus for 2023 will be guaranteed at 100% of target level of performance.

For the avoidance of doubt, you will receive the guaranteed bonuses for the 2022 and 2023 performance years in the event that your employment terminates prior to the payment dates in a Qualifying Termination only. For this purpose, a “Qualifying Termination” means the termination of the Employment (x) by reason of your death or permanent disability, (y) by the Company without Cause and (z) by you with Good Reason.

For 2024 onwards and save as provided for below in respect of a Resignation for Good Reason /Termination not for Cause, you will have no entitlement whatsoever to receive a bonus payment, any outstanding bonus payment (or pro rata entitlement, or to accrue any bonus for the year in which your employment terminates pursuant to any such bonus scheme if, on or prior to the date that the bonus for the relevant bonus period is declared or would otherwise have been paid to you or the bonus would otherwise have accrued, you are: (i) no longer employed by the Company or any Group Company; or (ii) under notice of termination of employment (whether such notice is given by you or the Company), including during any period of Garden Leave; or (iii) suspended pursuant to the terms of the Offer Letter and the Employment is subsequently terminated in connection (whether directly or indirectly) with the circumstances which gave rise to such suspension; or (iv) subject to any disciplinary process and the Employment is subsequently terminated in connection (whether directly or indirectly) with the circumstances which gave rise to such process (whereby entitlement to be considered for a bonus shall be reinstated if no disciplinary sanction is imposed); or (v) no longer in satisfaction of any eligibility criteria set out in the relevant plan rules.

●	Annual Long-Term Incentive Awards. Starting in 2023, you will be eligible to participate in SiriusPoint Ltd.’s Company’s long-term incentive (“LTI”) program with other members of senior management of SiriusPoint Ltd.. Your annual LTI award will have a target grant date value equal to 350% of your then-current base salary (calculated in the same manner as other LTI award recipients). Your annual LTI award is expected to be provided through a mix of restricted share units (as to 75% of the award) and options to acquire common stock of the Company (as to 25% of the award), or otherwise in the same type of award(s) and ratio as granted to other members of senior management. Your annual LTI award will be granted annually at the same time as awards are granted to other members of senior management (expected to be no later than the second quarter of each calendar year), and will be subject to the terms set forth in the implementing award agreements, of which yours will be no less favorable than the agreements evidencing awards granted to other members of senior management.

●	Sign-On LTI Awards. Effective as of the start date, you are hereby granted 400,000 restricted share units (“RSUs”) of SiriusPoint Ltd. and subject to the award agreement attached hereto as Exhibit B-1 (the “New Hire RSUs”). In addition, you shall be granted the following options to purchase shares of SiriusPoint Ltd.’s common stock (the “New Hire Options”, and collectively with the New Hire RSUs, the “Sign-On LTI Awards”):

o	Tranche 1: 300,000 options granted on the start date, each with an exercise price of $6.00 per share and exercisable when the closing trading price of SiriusPoint Ltd. on the New York Stock Exchange is $6.00, and subject to your continued employment with SiriusPoint Ltd. through such date.

o	Tranche 2: 300,000 options, each with an exercise price of $8.00 per share, to be granted when the closing trading price of SiriusPoint Ltd. on the New York Stock Exchange is $6.00 and exercisable when the closing trading price of SiriusPoint Ltd. on the New York Stock Exchange is $8.00, and subject to your continued employment with SiriusPoint Ltd. through such date.

o	Tranche 3: 300,000 options, each with an exercise price of $10.00 per share, to be granted when the closing trading price of SiriusPoint Ltd. on the New York Stock Exchange is $8.00 and exercisable when the closing trading price of SiriusPoint Ltd. on the New York Stock Exchange is $10.00, and subject to your continued employment with SiriusPoint Ltd. through such date

The terms of the New Hire Options are provided more fully in the award agreement attached hereto as Exhibit B-2.

●	Remuneration – general.

o	The remuneration and benefits referred to anywhere in the Offer Letter or otherwise provided to you in connection with the Employment shall be subject always to any applicable regulatory requirements and applicable remuneration codes. If any such remuneration or benefits do not comply or cease to comply with any such regulatory requirements or remuneration codes, you acknowledge and agree that such remuneration and benefits may be reduced, amended or withdrawn to the extent necessary to comply with any such requirements or codes.

o	Participation and/or continued participation in any bonus scheme (and the payment of any amounts under the bonus scheme) or any share scheme (and the receipt of benefits under any share scheme) shall be conditional upon you agreeing (including entering into such documentation as the Board reasonably requires) to deferral, malus, claw back and forfeiture terms in relation to any benefits received under such schemes as the Board determines are reasonable and appropriate.

o	Any awards or payments made pursuant to the sections entitled Annual Bonus, Annual Long-Term Incentive Awards and Sign-On LTI Awards will not form part of the fixed or pensionable salary under the Offer Letter (notwithstanding anything to the contrary contained in the rules of any relevant bonus scheme, share scheme or pension scheme).

o	Your rights and obligations in connection with the Employment will not be affected by your participation in the LTI or any other long term incentive arrangements or scheme, or any right you may have to participate in the same. In participating in the LTI or any other such arrangements or schemes, you waive all and any rights to compensation or damages in respect of your participation in the LTI or any other long term incentive arrangements or scheme (but not otherwise) in consequence of: (i) the termination of the Employment or your position as CEO and/or giving notice of termination of employment with any Group Company for any reason whatsoever (whether lawful or unlawful); and/or (ii) the lawful exercise or failure to exercise any discretion conferred by the rules of the LTI or any other such arrangements or schemes, insofar as those rights arise or may arise from you losing, or failing to receive, any rights or benefits under the same or from the loss or diminution in value of such rights or benefits as a result of such termination or such lawful exercise or failure to exercise a discretion.

o	Your base salary is inclusive of any fees to which you may be entitled as a director of the Company or any Group Company or of any other company or any unincorporated body in which you hold the office as nominee or representative of the Company.

o	Payment of your base salary and bonus (if any) and the provision of benefits (if any) to you will be made either by the Company or by a Group Company and, if by more than one company, in such proportions as the Board may from time to time think fit.

●	Benefits. You will be eligible to participate in all of the Company’s retirement, health and other benefit plans which are provided to similarly situated senior executives of the Company. The Company will provide you with additional information regarding these plans and additional provisions relating to the same are set out below:

o	Eligibility to join, continued coverage under and benefits under, any insurance scheme are subject to the rules of the scheme and the terms of any applicable insurance policy from time to time in force and are conditional on you (and where relevant your spouse, civil partner or dependent children) complying with and continuing to comply with and satisfying and continuing to satisfy any applicable requirements of the insurer and the Company being able to obtain and maintain cover in respect of you (and where relevant your spouse, civil partner or dependent children) on commercial terms reasonably acceptable to the Company. Copies of these rules and policies and particulars of the requirements (when notified to the Company) will be provided to you on request.

o	The Company reserves the right to amend, alter or replace any such insurance schemes, in which event you will be eligible to participate in the other or additional schemes put in place for you and your family, which will be no less favorable than are put in place for other members of senior management.

o	The Company will not have any liability to provide or pay any benefit or compensation to you or your spouse, civil partner or dependent children under any insurance scheme unless it receives payment of the benefit from the insurer or to take any legal action to enforce the provision of such benefits in circumstances where the scheme provider refuses for any reason whatsoever to provide any benefits to you (or where applicable your spouse, civil partner or dependent children). The Company will however provide all reasonable assistance in seeking payment of such benefits and compensation short of legal action. In addition, in the event that you (or your family) request that the Company takes any legal action against any scheme provider in relation to the provision of such benefits which it is not otherwise required by law to take and the Company agrees to do so you agree to reimburse the Company for the reasonable costs incurred by it in taking any such action including any legal fees, all such costs to be agreed in advance with you or your family.

o	Notwithstanding the generality of the foregoing, the Company may withdraw the benefits of and/or terminate your membership of the insurance schemes once you have reached the age of 65 or the State Pensionable Age (as determined in accordance with the rules in paragraph 1 of Schedule 4 of the Pensions Act 1995), if higher. Any entitlement to benefits which have already accrued will be dealt with in accordance with the rules of the scheme for the time being in force.

In addition, the Company shall reimburse you for the legal fees incurred by you in connection with the negotiation, preparation, and execution of the Offer Letter, up to a maximum reimbursement amount of £21,500 (including VAT) (the “Legal Expenses”).

●	Holiday and other leave. You will be entitled to take thirty (30) days’ paid holiday in each holiday year (plus all bank and public holidays normally observed in England). The Company’s holiday year currently runs from January to December. The times at which you take holiday must be agreed in writing in advance with the Board. You may carry forward up to five days holiday to the next holiday year, in all other circumstances failure to take holiday entitlement in the year in which it accrued will, save as required by law and on termination (in respect of which see Exhibit D), shall lead to the forfeiture of such accrued but untaken holiday without any right to payment in lieu thereof. Exhibit D contains further provisions relating to holiday and other leave in connection with the Employment.

●	Sickness absence. Details of the Company’s policy on Sickness Absence can be found in the Employee Handbook. You shall be entitled to up to 6 months' company sick pay paid at the rate of your then salary in any 12 month period.

●	Expenses. The Company will reimburse you in respect of all expenses, wholly, exclusively and necessarily incurred by you in the proper performance of the duties hereunder subject to you providing such receipts or other evidence as the Company may reasonably require and subject to the Company’s rules and policies from time to time relating to expenses.

●	Hours of Work. Your normal working hours shall be from 9.00 a.m. to 6.00 p.m. Monday to Friday, and such additional hours (without further remuneration) as are necessary for the proper performance of the duties hereunder. Notwithstanding the foregoing, you acknowledge that because of the autonomous nature of your role the duration of your working time is not measured or monitored or determined by the Company so that the limit on weekly working time set out in Regulation 4 of the Working Time Regulations 1998 (or such other regulations as may from time to time come into force) does not apply to the Employment.

●	Work Location; Travel. Unless otherwise mutually agreed with the Company, the principal place of work during your first year of employment shall be London. Thereafter your principal place of work will be as mutually agreed by the Board in writing following the anniversary of the start date. The Company may require you to work on a temporary basis at any offices of the Company or any Group Company. In the performance of your duties hereunder, you will be required to travel and undertake your duties both throughout and outside the United Kingdom (including in the United States). In addition, the Company will reimburse you up to £70,000 per year of costs incurred by you in connection with spousal travel (1) with you, or (2) to and from the United Kingdom from any business location to which your spouse has traveled with you (which amounts you acknowledge may result in taxable income to you).

●	Relocation. Without prejudice to any other provision in the Offer Letter, if in due course you and the Company agree that you will relocate to the United States or elsewhere on a full- or part- time basis you and the Company will act reasonably and co-operate in good faith when seeking to agree the terms and conditions applicable to, and to the Employment following, such relocation, and you will enter into all documentation reasonably required by the Company in connection with the same.

●	Termination of Employment – on Notice. The Company must provide you with six (6) months’ advance written notice of termination of the Employment for any reason other than “Cause” (as defined herein). You must provide the Company with six (6) months' advance written notice of termination of the Employment for any reason other than “Good Reason” (as defined herein). Termination for “Good Reason” is subject to the process set out in Severance below.

●	Payment in Lieu of Notice. The Company reserves the right in its absolute discretion to elect to dismiss you summarily with immediate effect and to pay in lieu of all or any part of the notice of termination (whether given by the Company or by you) by notifying you that the Company is exercising its rights under this section and that, subject to the remaining terms of this section, paying you within thirty (30) days of the date on which such written notice is given, a payment in lieu of notice of the whole or the remaining (if part of the notice period has already expired) period of notice, less any deductions the Company is required to make. A dismissal without notice per se shall not constitute or imply an election under this section either to pay in lieu of notice or by instalment. For this purpose, you agree that:

o	Any payment pursuant to this section is, if so required by the Company, in its absolute discretion, conditional on you entering into a valid form of statutory settlement agreement in terms which are satisfactory to the Company.

o	Payment in lieu will consist solely of:

▪	the base salary you would have been paid had you served your notice; and

▪	except if your termination is not a Qualifying Termination, payment of any unpaid guaranteed bonuses for the 2022 and 2023 performance years

(after deducting income tax and National Insurance contributions) and will exclude any other bonus, benefits and emoluments referable to the Employment.

•	Garden Leave. During any period of notice of termination or part thereof (whether given by you or the Company), or if you seek to resign without giving full notice, the Company shall be: (i) under no obligation to assign or vest any duties to you or to provide any work for you; and/or (ii) entitled to require you to carry out alternative duties commensurate with your seniority and experience; and/or (iii) entitled to require that you only perform such specific duties as are assigned you and as are commensurate with your seniority and experience; and/or (iv) entitled to exclude you from its premises or any Group Company’s premises; and/or (v) entitled to direct that you refrain from contacting or dealing with (or attempting to contact or deal with), save in a purely social capacity or in order to seek new employment, any customers, clients, suppliers, agents, professional advisers, officers or employees of the Company or any Group Company; and/or (vi) entitled to direct that you refrain from accessing the computer or other data or similar system of the Company or any Group Company (whether directly or indirectly); and/or (vii) entitled to remove you from office as a director of the Company and any Group Company and from all or any offices held by you in the Company or any Group Company and to revoke any powers you hold on behalf of the Company or any Group Company; and/or (viii) entitled to require you to take any paid holiday entitlement which is untaken as at the commencement and/or which is likely to accrue during Garden Leave, provided that you shall at all time continue to receive your base salary and other contractual benefits during Garden Leave. In addition, and for the avoidance of doubt, you will be entitled to receive payment of any unpaid guaranteed bonuses for the 2022 and 2023 performance years to the extent that the payment dates thereof occur during the period of Garden Leave (but for the performance years 2024 and onwards excluding other bonus or commission) and the grant of any Sign-On LTI Awards for which the conditions of grant are met during the period of Garden Leave. For the further avoidance of doubt, during such period both you and the Company shall continue to be bound by the same obligations to each other as were owed prior to the commencement of the period including for the avoidance of doubt (in your case) the duty of good faith and fidelity. During any period of Garden Leave, you shall remain contactable on your work mobile telephone number (save for holidays or sick days taken in the normal way).

●	Severance. In addition, in the event of the termination of the Employment, you shall be entitled to the payments and benefits as set forth below.

o	Any Termination: In the event the Employment is terminated for any reason, you shall be entitled to receive (in the case of (i)-(iv) below inclusive) within 30 days of the termination date, or, if later, the due stated payment date therefor: (i) any accrued and unpaid base salary up to the termination date; (ii) all accrued and unpaid benefits and awards under any benefit or equity plans, policies, programs, or arrangements in which you participated or received awards under up to the termination date, subject to and in accordance with the applicable terms and conditions of such plans, policies, programs, or arrangements; (iii) reimbursement of any business expenses incurred by you in connection with the Employment on behalf of the Company on or prior to the termination date and reimbursable under applicable Company policies but not previously reimbursed to you (the “Accrued Compensation”). In addition (x) if the termination is a Qualifying Termination, you shall be paid any unpaid portion of the guaranteed bonuses for 2022 and 2023 (and such payment shall be subject to the entry into the valid form of statutory settlement agreement referred to below) and (y) the equity awards held by you at the termination date shall be treated as set forth in the applicable award documentation.

o	Resignation for Good Reason / Termination of Employment not for Cause: In the event that the Employment is terminated by the Company without “Cause” (excluding your death or permanent disability) or if you resign for “Good Reason”, in addition to the Accrued Compensation, and conditional on you entering into a valid form of statutory settlement agreement within forty-five (45) days following the termination date, you shall be eligible to receive the following severance payments and termination benefits:

(i) an annual bonus for the year of termination based on actual performance for the year in which the termination date occurs (whereby the Company shall disclose relevant details of performance to you to assist in calculation of such bonus), prorated for the period of the Employment during such year, and payable at such time as annual bonuses are paid in the ordinary course to similarly situated senior executives;

(ii) a cash severance payment equal to eighteen (18) months of your base salary at the rate in effect on your termination date, payable on the Company’s normal payroll dates and as provided in the next following sentence, with the first such instalment being paid on the first available payroll date following the termination date and including any installments that would have been paid if the release of claims were effective on your termination date. The cash severance pay shall be paid as follows: (x) an amount equal to one year of base salary shall be paid in twelve (12) monthly instalments over the twelve (12) months following the date of termination (and the first of such instalments shall be paid on the first payroll date after the 45th day following the termination date and shall include any installment that would have been paid if the release of claims was effective on the termination date); and (y) an amount equal to the remaining six (6) months of base salary shall be paid in the fiscal year following the fiscal year in which the termination date occurs on dates selected by the Company in its sole discretion but not less frequently than in monthly instalments over the six (6) months following the first anniversary of the termination date. The cash severance payment shall be reduced by an amount equal to any base salary paid by the Company in respect of any worked notice period and/or salary paid in lieu of notice pursuant to the payment in lieu of notice clause) and shall be inclusive of any statutory severance payments due to you in connection with the termination of the Employment; and

(iii) subject to plan rules, and the terms applicable to such benefits set out in the Offer Letter, and the scheme providers agreeing to continue to provide coverage (whereby the Company will make all reasonable efforts to obtain such coverage) continued medical and life insurance benefits for eighteen (18) months following your termination date at the same premium rates that active employees pay for such coverage.

o	For purposes of this Offer Letter, “Good Reason” means (A) the assignment to you of duties that are significantly different from, or that result in a substantial diminution of, your title, duties, authorities or responsibilities hereunder; (B) mutual agreement that there has been a material erosion in the working relationship between you and the Chairman or the Board that compromises your ability to effectively perform the CEO role; (C) a reduction in your base salary of greater than 10%; (D) a material breach by the Company or any Group Company of this Offer Letter, including its exhibits and attachments, or any other material agreement with the Company or any Group Company; or (E) the termination of your employment by reason of your death or permanent disability; provided that, if you resign with Good Reason, (1) your notice of resignation must be delivered to the Company within thirty (30) days following the claimed occurrence of Good Reason and must specify in reasonable detail the circumstances claimed to constitute Good Reason, (2) the Company shall have thirty (30) days of receipt of such notice to cure such Good Reason event, (3) failing such cure, the notice of resignation shall be effective as of the final day of the Company’s thirty (30) day cure period and the Employment will terminate with immediate effect without further notice or payment in lieu of notice on that day, and (4) if such Good Reason event is cured, the notice of resignation shall be deemed withdrawn and without effect.

o	For purposes of this Offer Letter, “Cause” as used herein shall mean: (i) the grossly negligent performance of your duties (other than any such failure due to your physical or mental illness) that has caused a material injury to the Company or any Group Company; (ii) you having engaged in willful and serious gross misconduct that has caused a material injury to the Company or any Group Company; (iii) a willful and material violation by you of a Company or Group Company policy that has caused a material injury to the Company or any Group Company; (iv) the willful and material breach by you of any of your obligations under this Offer Letter, including its exhibits and attachments or any other material agreement to which you and the Company or any Group Company are parties; (v) failure by you to comply with a lawful and reasonable direction or instruction given to you by the Board; or (vi) your conviction of, or entrance into a plea of guilty or no contest to, a crime that constitutes a felony (or comparable crime in any jurisdiction that uses a different nomenclature), whereby road traffic offences that do not result in a term of imprisonment are excluded from this provision. Provided that, if the Company terminates for Cause, (1) its notice of termination must be delivered to you within thirty (30) days following the claimed occurrence of Cause and must specify in reasonable detail the circumstances claimed to constitute Cause, (2) if the Board determines reasonably and in good faith that such circumstances are curable, you shall have thirty (30) days of receipt of such notice to cure such circumstances claimed to constitute Cause, (3) failing such cure, the notice of termination shall be effective as of the final day of your thirty (30) day cure period and the Employment will terminate with immediate effect without further notice or payment in lieu of notice on that day, and (4) if such Cause event is cured to the Company's reasonable satisfaction, the notice of termination shall be deemed withdrawn and without effect.

●	Termination for Cause. Notwithstanding the other provisions of this Offer Letter, and without prejudice to the Company’s right at common law to terminate the Employment in response to a fundamental breach of contract by you, the Employment shall be subject to termination by the Company by summary notice in writing (notwithstanding that the Company may on a former occasion may have waived its rights under this section) if you are in breach of any of the warranties in Exhibit C or if you have committed an act or omission which constitutes “Cause” (as defined herein).

●	Suspension. If the Company becomes entitled to terminate the Employment for “Cause” or whilst the Company or any external body investigates any disciplinary matter involving you (regardless of whether it is an allegation which would or may entitle the Company to terminate the Employment for “Cause”) or while any disciplinary proceeding or process against you is outstanding or on-going, the Company shall be entitled (but without prejudice to its right subsequently to terminate the Employment on the same or any other ground) to suspend you for a period not to exceed ninety (90) days. During any period of suspension the Company shall have the same rights as during a period of Garden Leave. During any such period of suspension, the Company will continue to pay your base salary and other contractual benefits. In addition, and for the avoidance of doubt, you will be entitled to receive payment of any unpaid guaranteed bonuses for the 2022 and 2023 performance years the extent that the payment dates thereof occur during the period of suspension (but for the performance years 2024 and onwards excluding other bonus or commission) and the grant of any Sign-On LTI Awards for which the conditions of grant are met during the period of suspension. If any period of suspension is lifted and no disciplinary sanction is applied to you, then your entitlement to receive any other bonus, share entitlement, allowance or any other remuneration or benefits shall be reinstated. If a disciplinary sanction short of dismissal is applied to you then the Company reserves the right to reduce such other bonus, share entitlement, allowance or any other remuneration or benefits to take reasonable account of the disciplinary sanction.

●	Actions on termination. On or following the termination of the Employment (howsoever arising) or at any time following either the Company or you having served notice of such termination or the Company exercising its right of suspension or during any period of Garden Leave or long term sickness absence, you will:

o	At the request of the Company resign from office as a director of the Company and all offices you held in any Group Company and shall transfer without payment to the Company or as the Company may direct any third party any shares or other securities you held in the Company (or any Group Company) as a nominee or trustee for the Company (or any Group Company) and deliver to the Company the related certificates, provided however that such resignation shall be without prejudice to any claims which you may have against the Company or any Group Company arising out of the termination of the Employment. In the event you unreasonably refuse to sign reasonably appropriate resignation documentation, the Company may sign such resignation documentation on your behalf.

o	Forthwith deliver to the Company all Confidential Information and materials containing the same and all other Company and Group Company property which are in your possession or under your power or control and on the Company's request provide a signed statement that you have fully complied with the obligations hereunder.

o	Cooperate with the Company and any Group Company by providing such assistance as may reasonably be required during normal working hours in connection with any handover arrangements or any claim made by or against the Company or any Group Company. For the avoidance of doubt, such assistance may include, but not be limited to, attending meetings, reviewing documents, giving and signing statements/affidavits and attending hearings and giving evidence.

o	Provide the Company with all necessary information as may be necessary to allow such person as the Company may determine to access any IT equipment, hard drive, memory stick or other equipment used by you in the course of the Employment whether or not such equipment is owned by the Company or any Group Company.

●	Directors & Officers Insurance. You will be covered under a directors and officers’ liability insurance maintained by the Company to the same extent as other directors and officers of the Company. You will continue to be covered by such insurance for six (6) years following your termination of employment for any reason.

●	Contingent Offer. This offer of employment is contingent upon:

o	Your execution of the form of Restrictive Covenant Agreement attached to this offer letter as Exhibit A.

o	Verification of your right to work in the United Kingdom without additional approvals to the Company’s satisfaction.

o	Completion of employment screening checks (including criminal record checks) to the Company’s satisfaction.

o	Providing written references to the Company’s satisfaction.

o	You being approved by any relevant regulatory authorities to hold any relevant regulated positions in connection with the Employment in the Company and/or SiriusPoint Ltd.

This offer will be withdrawn if any of the above conditions are not satisfied and all liabilities of the parties pursuant to or in connection with the Offer Letter shall cease and determine and neither party shall have any claim against the other. For clarity, the termination and severance provisions of the Offer Letter would not apply under these circumstances.

●	Withholding and deductions. Save for sums deducted by the Company pursuant to PAYE, you will be solely responsible for taxes imposed on you by reason of any remuneration and benefits provided to you by the Company, and all such remuneration and benefits (including without limitation your base salary, bonuses (if any) and the Legal Expenses) will be subject to applicable withholding and deductions. For the purposes of the Employment Rights Act 1996, you hereby authorise the Company to deduct from the remuneration and any other payments hereunder and/or in connection with the Employment any sums due from you to the Company and/or any Group Company including, without limitation, any overpayments, loans or advances made to you by the Company and/or any Group Company, repayment of holiday pay taken in excess of accrued entitlement.

●	Data Protection.

o	You hereby acknowledge that:

▪	the Company will collect and process information about you, such as your name and contact details, as well as more sensitive information for various purposes in connection with the Employment, including to manage benefits and payments, to manage expenses, to manage recruitment and on-boarding, to manage absences, for security purposes, to handle with claims and disciplinary actions, to monitor performance and use of the IT systems, to conduct certain background checks and to comply with the Company's legal obligations;

▪	the Company will collect from you and store personal data about your next of kin, such as their name and contact details, for use in emergency situations, and you have informed such individuals that their details have been provided to the Company;

▪	the Company may pass your information to third parties such as your previous employers, companies for which you provided services, public authorities, law enforcement agencies, fraud prevention agencies and regulators who use it in connection with the purposes set out above. The Company may also pass your information to third party agents who handle it on behalf of the Company; and

▪	depending on the circumstances, the Company’s use of personal data may involve a transfer of data outside the UK and the European Economic Area.

o	The Company’s data privacy notice as amended from time to time (the “Data Privacy Notice”) gives more details of the personal information about you and your next of kin that the Company collect and process. You confirm that you will read the notice. The Data Privacy Notice does not form part of the terms and conditions of the Employment, and the Company reserves the right to amend it from time to time and to update the uses of personal data listed above and in the notice.

o	You shall comply with the Company’s data protection policy, when in force and as amended from time to time relating to processing of personal data under the Data Protection Legislation (the “Data Protection Policy”) when handling personal data in the course of the Employment including personal data relating to any employee, customer, client, supplier or agent of the Company. You will also comply with the Company’s other policies in force from time regarding IT and communications systems.

o	Failure to comply with the Data Protection Policy or any of the other policies referred to above may be dealt with under the Company’s disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

o	On termination of the Employment for whatever reason, the Company will provide full and frank references in accordance with any applicable regulatory requirements to any potential employer. In providing a reference or otherwise complying with any regulatory requirement you agree that the Company may provide to a potential employer or to a relevant regulator information or opinions which are personal data (including “special categories” of personal data) within the meaning of data protection legislation.

o	You agree that the Company and any Group Company may intercept, process and monitor communications transmitted by or to you via any private telecommunication systems (including e-mail) or services of the Company or any Group Company.

●	Miscellaneous Matters.

o	Currency. GBP figures included in the Offer Letter have been calculated by applying the USD:GBP FX rate on or around the date of this Offer Letter to the following USD figures: $1,100,000 (base salary) and $80,000 (spousal travel). For the avoidance of doubt, the GBP figures included in the Offer Letter shall be fixed and shall not be adjusted periodically to reflect changes in the USD:GBP FX rate. If in due course it is agreed that you will relocate to the United States, and be paid in whole or in part in USD, unless otherwise agreed in writing the USD figures above shall apply, increased by a percentage equivalent to the percentage by which the relevant GBP figure has increased (if at all) since the commencement of the Employment.

o	Definitions. Defined terms have the meanings given to them and:

▪	“Group Company” means a company within the Company Group.

▪	“Company Group” means the Company and any holding company or parent undertaking for the time being of the Company or any subsidiary or subsidiary undertaking for the time being of the Company or of any such holding company or parent undertaking (for which purpose the expressions “holding company” and “subsidiary” shall have the meanings ascribed thereto by section 1159 Companies Act 2006 and the expressions “parent undertaking” and “subsidiary undertaking” shall have the meanings ascribed thereto by section 1162 Companies Act 2006).

▪	“Recognised Investment Exchange” means an investment exchange granted recognition under section 285 (1) Financial Services and Markets Act 2000 including a recognised overseas investment exchange.

o	Notices. Any notice or other document to be given under this Agreement shall be in writing and may be given personally to you or to the Secretary of the Company (as the case may be) or may be sent by first class post or other fast postal service or by facsimile or email transmission to, in the case of the Company, its registered office for the time being and in your case either to your address shown on the face hereof or to your last known place of residence or in the case of email to your work email address and/or the last personal email address the Company holds on record for you. Any such notice shall be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

o	Variation. No variation or agreed termination of the Offer Letter will be effective unless it is in writing and signed by or on behalf of the parties (or their authorised representatives), save that the Company reserves the right to make reasonable changes to the Offer Letter and you will be notified in writing of any change as soon as possible and in any event within one month of the change.

o	Third Party Rights. No term of the Offer Letter is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to the Offer Letter.

o	Assignment. You expressly consent to the Company’s assignment of its rights and obligations under the Offer Letter to any Group Company at any time.

o	Employment Rights Act 1996. The Offer Letter contains the statement of initial employment particulars as required under the Employment Rights Act 1996 (as amended). To the extent these are not set out in the front end of the Offer Letter they are included in Exhibit D.

o	Other Agreements. This Agreement (together with the other policies and documents referred to in the Offer Letter) constitute the entire agreement of the parties and shall be in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied relating to your employment by the Company or any Group Company. Without prejudice to the foregoing, in the event of any conflict between the terms of the Offer Letter and any other document purporting to relate to your employment by the Company or any Group Company, the terms of the Offer Letter prevail. You hereby acknowledge that you have no outstanding claims of any kind against the Company or any Group Company. Each party acknowledges that in entering into the Offer Letter it has not relied on and shall have no remedy in respect of any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) or any person (whether party to the Offer Letter or not) relating to the Employment which is not expressly set out in the Offer Letter or any documents referred to it, including, in particular any offer letter. Each party agrees that its only liability in respect of those representations and warranties that are set out in the Offer Letter (whether made innocently or negligently) shall be for breach of contract. Nothing in the Offer Letter will limit or exclude any liability for fraud.

o	Law and jurisdiction. The Offer Letter and any non-contractual obligations connected with it shall be governed by and interpreted in accordance with the laws of England and Wales. You and the Company hereby irrevocably submit to the exclusive jurisdiction of the English courts in respect of the interpretation and enforcement of the provisions of this letter.

We believe that the Company presents a tremendous value creation opportunity and we view you as an important part of our future successes. We look forward to working with you.

[Signature page follows]

THIS DEED has been executed as a deed, and it has been delivered on the date stated at the beginning of this Deed.

SIGNED as a DEED by SiriusPoint International	)
Insurance Corporation acting by Jason Robart, as	)
Chair of the Compensation Committee of Siriuspoint Ltd.	)

/s/ Jason Robart

SIGNED as a DEED by Scott Egan	)
in the presence of a witness	)

/s/ Scott Egan

Witness	)

Witness Name:
Witness Address:

Witness Occupation:

Exhibit A

SiriusPoint Ltd.
Executive Restrictive Covenant Agreement

This Executive Restrictive Covenant Agreement (the “Agreement”) is entered into by and between SiriusPoint International Insurance Corporation whose registered office is 4th floor, 20 Fenchurch Street, London, EC3M 3BY (the “Company”), and the undersigned (the “Executive”).

In consideration of the Executive’s employment by the Company and compensation and benefits to be provided pursuant to such employment, which the Executive acknowledges to be good and valuable consideration for the Executive’s obligations hereunder, the Company and the Executive hereby agree as follows:

1.	Confidentiality. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company Group, including but not limited to, technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group, and other forms of information considered by the Company Group reasonably and in good faith to be confidential and in the nature of trade secrets (“Confidential Information”). The Executive agrees that during the term of the Executive’s employment and thereafter, the Executive will not, other than on behalf of the Company Group, disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, that disclosure may be made to the extent required by law, regulation, or order of a regulatory body, in each case so long as the Executive gives the Company as much advance notice of the disclosure as possible to enable the Company to seek a protective order, confidential treatment, or other appropriate relief. This confidentiality covenant has no temporal, geographical, or territorial restriction. Upon termination of the Executive’s employment, the Executive will promptly supply to the Company (i) all property of the Company Group and (ii) all notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, or any other tangible product or document containing Confidential Information produced by, received by, or otherwise submitted to the Executive during or prior to the Executive’s employment. Nothing in this Agreement shall prevent the Executive from:

i.	making a protected disclosure in accordance with s43A Employment Rights Act 1996 and the Public Interest Disclosure Act 1998; or

ii.	making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, or reporting a criminal offence to any law enforcement agency; or

iii.	co-operating with any law enforcement agency regarding a criminal investigation or prosecution; or

iv.	co-operating with any legal or regulatory process to which the Executive is obliged to provide information or assistance; or

v.	disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and national insurance liabilities arising from your employment or its termination; or

vi.	making any other disclosure as required by law.

2.            Noncompetition. By and in consideration of the Executive’s employment by the Company and the payments to be made and benefits to be provided by the Company in connection with the Executive’s employment, and further in consideration of the Executive’s exposure to the proprietary information of the Company Group and knowledge of and influence over the Company Group’s customers and workforce, the Executive agrees that the Executive will not, during the Noncompetition Term (as defined below), directly or indirectly, invest in, lend to, own, manage, operate, join, control, be employed by or otherwise provide services to, or participate in the ownership, management, operation or control of, including but not limited to holding any position as a shareholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of less than 5% of the outstanding equity securities of any unlisted company or any issuer whose securities are listed or traded on any Recognised Investment Exchange, be prohibited by this Section 2. Following termination of the Executive’s employment, upon request of the Company during the Noncompetition Term, the Executive shall notify the Company of the Executive’s then-current employment status.

3.            Nonsolicitation of staff. During the Nonsolicitation Term, the Executive shall not, and shall not cause any other person to, (i) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company Group with any Restricted Employee (as defined below), or (ii) endeavor to entice any Restricted Employee away from the Company Group. For the avoidance of doubt, it shall not be a breach of this clause for any Restricted Employee to respond to a bona fide advertisement or approach from a recruitment consultant on behalf of a third party employer, provided you are not involved in such recruitment.

4.            Nonsolicitation/Nondealing with Customers. During the Nonsolicitation Term the Executive shall not, and shall not cause any other person to (i) interfere with or harm, or attempt to interfere with or harm, the relationship of any member of the Company Group with any Restricted Customer; or (ii) endeavor to entice any Restricted Customer away from the Company Group where such enticement relates to Restricted Goods or Services; or (iii) have any dealings with any Restricted Customer relating to Restricted Goods or Services.

5.            Non disparagement. While employed by the Company and thereafter, neither the Company (by formal press release, or by authorized statement of any of the members of its board of directors or executive officers made in circumstances reasonably expected to become publicly known) nor the Executive shall make or publish any disparaging statements (whether written or oral) regarding each other (or in the Executive's case) any of the Company’s affiliates, directors, officers, or employees.

6.            Proprietary Rights. If at any time in the course of the employment, the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company or any member of the Company Group the Executive shall immediately disclose full details of such Intellectual Property to the Company and, at the request and expense of the Company, shall do all things which may be necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property and for vesting all rights in the same in the Company or relevant member of the Company Group or their nominees.

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The Executive irrevocably appoints any director of the Company to be his attorney in his name and on his behalf to sign, execute or do any instrument or thing and generally to use his name for the purpose of giving to the Company or any member of the Company Group or their nominees the full benefit of the provisions of this section and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this section shall be conclusive evidence that such is the case.

The Executive acknowledges and agrees that he will not (whether during or after the employment) apply or join in applying for any patent, registered design, trade mark or other intellectual property protection in respect of any Intellectual Property without the prior written approval of the Company.

The Executive waives all his rights (as defined in the Copyright Designs and Patents Act 1988) in respect of any acts of the Company or any acts of third parties done with the Company’s authority in relation to any Intellectual Property which is the property of the Company by virtue of this section.

All rights and obligations under this section in respect of Intellectual Property made or discovered by the Executive during the employment shall continue in full force and effect after the termination of the employment and shall be binding upon your personal representatives.

“Intellectual Property” for the purposes of this section shall mean:

(a)	discovery, patents, trademarks, service marks, registered designs, applications for any of those rights, trade and business names (including internet domain names and e-mail address names), unregistered trademarks and service marks, copyrights, improvements in procedure, formulae, design rights, moral rights, rights in performances (as set out in part II Copyright Designs and Patents Act 1988), database rights, rights in know-how and designs and inventions;

(b)	rights of the equivalent or similar effect or nature to those in paragraph (a); and

(c)	rights under licences, consent orders, statutes or otherwise in relation to a right in paragraphs (a) or (b),

in each case in any jurisdiction where any of the above may exist.

7.            Remedies. The Executive agrees that any material breach of the terms of this Agreement might result in irreparable injury and damage to the Company Group for which the Company may have no adequate remedy at law; the Executive therefore also agrees that in the event of such breach or any threat of breach, the Company may be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach by the Executive and any and all persons or entities acting for or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Agreement are reasonable and necessary to protect the business of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such business. While the restrictions in this Agreement (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or member of the Company Group but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

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8.            The benefit of this Agreement shall be held on trust by the Company for each member of the Company Group and the Company reserves the right to assign the benefit of such provisions to any Group Company. Each of the obligations undertaken by the Executive pursuant to this Agreement shall, with respect to each such member of the Company Group, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the other such covenants in favour of any other member of the Company Group or the Company. The Executive agrees that each of the restrictions set out in this Agreement constitutes entirely separate, severable and independent restrictions on him and the sections and sub-sections of this Agreement shall operate independently of each other and shall not affect the interpretation of any other section or sub-section.

9.            Certain Definitions. For purposes of this Agreement:

(a)	The “Noncompetition Term” shall mean the period beginning on the start date of the Executive’s employment and ending six (6) months following the Executive’s termination of employment.

(b)	The “Nonsolicitation Term” shall mean the period beginning on the start date of the Executive’s employment and ending twelve (12) months following the Executive’s termination of employment.

(c)	“Recognised Investment Exchange” means an investment exchange granted recognition under section 285(1) Financial Services and Markets Act 2000, including a recognised overseas investment exchange.

(d)	“Relevant Period” means the period of 12 months ending on the Executive’s termination of employment or, in the event that no duties were assigned to the Executive for any part of the duration of the notice period, the 12 months immediately preceding the last day on which the Executive carried out any duties for the Company or any member of the Company Group.

(e)	“Restricted Enterprise” shall mean (x) on any date during the Executive’s employment, any person, corporation, partnership, or other entity that competes, directly or indirectly, in the Territory with any material business activity engaged in by any member of the Company Group on such date and (y) on and after the date of the Executive’s termination, any person, corporation, partnership or other entity that otherwise competes, directly or indirectly, in the Territory with any material business activity engaged in by any member of the Company Group and with which the Executive was involved to a material extent at any time during the Relevant Period.

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(f)	“Restricted Customer” shall mean (x) on any date during the Executive’s employment with the Company any person, corporation, partnership or other entity which was a customer of any member of the Company Group, or otherwise had a material relationship with any member of the Company Group and (y) on and after the date of the Executive’s termination any person corporation, partnership or other entity which was customer of any member of the Company Group, or otherwise had a material business relationship with any member of the Company Group, and in each case with whom the Executive had material dealings in the course of his employment at any time during the Relevant Period.

(g)	“Restricted Employee” shall mean (x) on any date during the Executive’s employment with the Company any person who is employed or engaged by any member of the Company Group and (y) on and after the date of the Executive’s termination any person who was employed or engaged by any member of the Company Group in a senior capacity and with whom the Executive had material dealings in the course of his employment at any time during the Relevant Period.

(h)	“Restricted Goods or Services” shall mean (x) on any date during the Executive’s employment with the Company any goods or services which are the same as or similar to goods or services supplied by any member of the Company Group and (y) on and after the date of the Executive’s termination any goods or services which are the same as or similar to the goods or service supplied by any member of the Company Group to the extent that the Executive’s duties were materially involved with such goods or services or which he was responsible for at any time during the Relevant Period.

(i)	The “Territory” shall mean (i) on any date during the Executive’s employment: (x) the geographic markets in which the business of the Company Group is then being conducted by the Company Group and (y) any other geographic market as to which the Company Group has, during the twelve (12) months preceding such date, devoted more than de minimis resources as a prospective geographic market for the business of the Company Group; and (ii) on and after the date of the Executive’s termination: (x) the geographic markets in which the business of the Company Group or any of its members (with which the Executive was involved to a material extent at any time during the Relevant Period) was being conducted during the Relevant Period and (y) any other geographic market as to which the Company Group has, or any of its members have, during the twelve (12) months preceding the date of the Executive’s termination devoted more than de minimis resources as a prospective geographic market for the business of the Company Group (with which the Executive was involved to a material extent at any time during the Relevant Period).

(j)	“Company Group” means the Company and any holding company or parent undertaking for the time being of the Company or any subsidiary or subsidiary undertaking for the time being of the Company or of any such holding company or parent undertaking (for which purpose the expressions “holding company” and “subsidiary” shall have the meanings ascribed thereto by section 1159 Companies Act 2006 and the expressions “parent undertaking” and “subsidiary undertaking” shall have the meanings ascribed thereto by section 1162 Companies Act 2006).

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10.            No Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.

11.            Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and the Company Group, and each of their respective heirs, executors, personal representatives, estates and successors (including, without limitation, by way of merger), and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

12.            Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

13.            Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

14.            Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without reference to the principles of conflict of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the English courts.

15.            Modifications and Waivers. No provision of this Agreement may be modified, altered, or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

16.            Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.

17.            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[signature page follows]

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This deed has been executed as a deed and it has been delivered on the date stated at the beginning of this deed.

Signed as a deed by SiriusPoint International Insurance Corporation

/s/ Jason Robart
Jason Robart, as
Chair of the Compensation Committee
of Siriuspoint Ltd.

Signed as a deed by Scott Egan	/s/ Scott Egan

In the presence of:
[Signature of Witness]

Witness name
Witness address

Exhibit B-1

Exhibit B-2

[attached]

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Exhibit B-1

[EXECUTION VERSION]

THE SIRIUSPOINT LTD.
2013 OMNIBUS INCENTIVE PLAN
EMPLOYEE SERVICE RESTRICTED SHARE UNIT
AWARD NOTICE

Dear Scott:

In connection with your hiring as Chief Executive Officer of SiriusPoint Ltd. (the “Company”), you have been granted a number of Restricted Share Units of the Company as set forth below pursuant to the terms and conditions of the SiriusPoint Ltd. 2013 Omnibus Incentive Plan (the “Plan”) and the implementing Employee Service Restricted Share Unit Agreement (together with this Award Notice, the “Agreement”). The Employee Service Restricted Share Unit Agreement is attached hereto, and a copy of the Plan is publicly available or will be provided to you upon request. Capitalized terms not defined in this Award Notice shall have the meanings specified in the Plan or the Employee Service Restricted Share Unit Agreement.

Restricted Share Units:	You have been awarded an aggregate of 400,000 Restricted Share Units of the Company, subject to adjustment as provided in Section 5 of the Employee Service Restricted Share Unit Agreement.

Vesting of Restricted Share Units	Other than as set forth in the Employee Service Restricted Share Unit Agreement, the Restricted Share Units granted to you pursuant to this Award Notice are subject to vesting on the first (1st) anniversary of the Grant Date, subject to your continued provision of services to the Company and its Affiliates through the applicable vesting date.

Grant Date:	September __, 2022

SIRIUSPOINT LTD.

by
Name:
Title:

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to SiriusPoint Ltd., I hereby acknowledge receipt of the Agreement and the Plan, accept the Restricted Share Units granted to me pursuant to the Agreement and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

Name: Scott Egan

[Signature Page to Employee Service Restricted Share Unit Award Notice]

EMPLOYEE SERVICE RESTRICTED SHARE UNIT AGREEMENT

EMPLOYEE SERVICE RESTRICTED SHARE UNIT AGREEMENT (the “Agreement”) dated as of the Grant Date set forth in the Notice of Grant (as defined below), by and between SiriusPoint Ltd., a Bermuda exempted company limited by shares (the “Company”), and the employee whose name appears in the Notice of Grant (the “Participant”), pursuant to the SiriusPoint Ltd. 2013 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

1.             Grant of Restricted Share Units. The Company hereby evidences and confirms its grant to the Participant, effective as of the Grant Date set forth in the Notice of Grant, of the number of Restricted Share Units specified in the SiriusPoint Ltd. 2013 Omnibus Incentive Plan Employee Service Restricted Share Unit Award Notice delivered by the Company to the Participant (the “Notice of Grant”). Each Restricted Share Unit shall entitle the Participant, upon the settlement thereof, to the delivery of one common share of the Company, par value U.S.$0.10 per share. This Agreement is subordinate to, and the terms and conditions of the Restricted Share Units granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between the terms hereof and the terms of the Plan, the terms of the Agreement shall govern. The Restricted Share Units shall be considered a Service Award under the Plan.

2.             Vesting of Restricted Share Units; Restricted Period; Settlement.

(a)             Vesting. Except as otherwise provided in this Section 2, the Restricted Share Units shall become vested, if at all, on the vesting date set forth in the Notice of Grant, subject to the Participant’s continued provision of Services to the Company or any Subsidiary thereof through such date. The period over which the Restricted Share Units vest is referred to as the “Restricted Period.” Within 60 days following the date on which Restricted Share Units become vested during the Restricted Period, the Company shall issue the Shares underlying such vested Restricted Share Units or shall otherwise evidence the Participant’s ownership of the Shares (whereupon such vested Restricted Share Units shall cease to be outstanding).

(b)             Termination of Services. If the Participant’s Services to the Company terminate at any time (including for the avoidance of doubt during the first 12 months of his appointment) due to a Qualifying Termination, all of the Restricted Share Units shall be deemed vested effective as of the date of the Participant’s Qualifying Termination. For this purpose, a “Qualifying Termination” means the termination of the Participant’s Services (x) by reason of the Participant’s death or Disability, (y) by the Company without Cause and (z) by the Participant with Good Reason. “Good Reason” and “Cause” shall have the meanings set forth in the Participant’s employment agreement with the Company.

(c)             Change in Control. In the event of a Change in Control during the Restricted Period, if the Participant is terminated by the Company in a Qualifying Termination during the period beginning on the date that is ninety (90) days prior to a Change in Control and ending on the date that is twenty-four (24) months following the Change in Control (a “Change in Control Termination”), all unvested Restricted Share Units shall fully vest on the effective date of the Participant’s Termination of Service.

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(d)             Committee Discretion. Notwithstanding anything contained in this Agreement to the contrary, the Committee, in its sole discretion, may accelerate the vesting with respect to any Restricted Share Units under this Agreement, at such times and upon such terms and conditions as the Committee shall determine, such discretion to be exercised in a bona fide and rational manner.

3.             Securities Law Compliance. Notwithstanding any other provision of this Agreement, the Participant may not sell the Shares delivered upon settlement of the Restricted Share Units that become vested unless such Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such Shares must also comply with other applicable laws and regulations governing the Shares, and Participant may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.

4.             Participant’s Rights with Respect to the Restricted Share Units.

(a)             Restrictions on Transferability. During the Restricted Period, the Restricted Share Units granted hereby are not assignable or transferable, in whole or in part, and may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including without limitation by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Participant upon the Participant’s death.

(b)             Rights as Shareholder; No Dividend Equivalents. The Participant shall not be treated as the record owner of the Shares underlying the Restricted Share Units until the underlying Shares are delivered in settlement thereof, at which time the Participant shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. Outstanding Restricted Share Units shall not be entitled to Dividend Equivalents.

(c)             Shares Certificates. The Company may issue shares certificates or evidence the Participant’s interest in the Shares underlying the Restricted Share Units by using a restricted book entry account with the Company’s transfer agent.

5.             Adjustment in Capitalization. The number, class or other terms of any outstanding Restricted Share Units shall be adjusted by the Board to reflect any extraordinary dividend, shares dividend, shares split or share combination or any recapitalization, business combination, merger, consolidation, spin-off, exchange of shares, liquidation or dissolution of the Company or other similar transaction affecting the Shares in such manner as it determines in its sole discretion.

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6.              Miscellaneous.

(a)             Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(b)             No Right to Continued Services. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s Service at any time, or confer upon the Participant any right to continue in the Services of the Company.

(c)             Interpretation. The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Agreement. Any determination or interpretation by the Committee under or pursuant to the Plan or this Agreement shall be final and binding and conclusive on all persons affected hereby.

(d)             Tax Withholding. The Company and its Subsidiaries shall have the right to deduct from all amounts paid to the Participant in cash (whether under the Plan or otherwise) any amount of taxes required by law to be withheld in respect of the Restricted Share Units or the underlying Shares as may be necessary in the opinion of the Company to satisfy tax withholding required under the laws of any country, state, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. The Company may require the Participant (or other recipient of the Shares) to remit to the Company an amount in cash sufficient to satisfy the amount of taxes required to be withheld as a condition to the issuance of Shares deliverable upon vesting of the Restricted Share Units. The Committee may, in its discretion, require the Participant (or other recipient of the Shares), or permit the Participant (or other recipient of the Shares) to elect, subject to such conditions as the Committee shall impose, to meet such obligations by having the Company sell the least number of whole Shares having a Fair Market Value sufficient to satisfy all or part of the amount required to be withheld. The Company may defer delivery of the Shares until such requirements are satisfied.

(e)             Application of Clawback Policy. The Restricted Share Units or underlying Shares granted or vested and any gains earned or accrued due to the sale of any underlying Shares shall be subject to any generally applicable clawback and recoupment policies of the Company in effect from time to time, or applicable law or regulations in effect on or after the Effective Date, including Section 304 of the U.S. Sarbanes-Oxley Act of 2002 and Section 10D of the Exchange Act. The implementation of policies and procedures pursuant to this Section 6(e) and any modification of the same shall not be subject to any restrictions on amendment or modification of Awards. Any such policies may (in the discretion of the Administrator or the Board) be applied to outstanding Awards at the time of adoption of such policies, or on a prospective basis only.

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(f)              Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the application of rules of conflict of laws that would apply the laws of any other jurisdiction.

(g)             Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the Restricted Share Units evidenced hereby, the Participant acknowledges: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the Award does not create any contractual or other right to receive future grants of Awards; (c) that participation in the Plan is voluntary; (d) that the value of the Restricted Share Units is not part of normal or expected compensation for purposes of calculating any resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (e) that the future value of the Shares underlying the Restricted Share Units is unknown and cannot be predicted with certainty.

(h)             Employee Data Privacy. By entering into this Agreement and accepting the Restricted Share Units evidenced hereby, the Participant: (a) authorizes the Company and its Affiliates, any agent of the Company and its Affiliates administering the Plan or providing Plan recordkeeping services, to disclose to the Company and any of its Affiliates any information and data the Company requests in order to facilitate the grant of the Award and the administration of the Plan; (b) waives any data privacy rights the Participant may have with respect to such information; and (c) authorizes the Company and its Affiliates and their agents to store and transmit such information in electronic form.

(i)               Consent to Electronic Delivery. By entering into this Agreement and accepting the Restricted Share Units evidenced hereby, Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and its Affiliates, the Plan, this Agreement and the Restricted Share Units via Company website, email or other electronic delivery.

(j)              Headings and Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(k)             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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Exhibit B-2

[EXECUTION VERSION]

THE SIRIUSPOINT LTD.
2013 OMNIBUS INCENTIVE PLAN
EMPLOYEE SHARE OPTION
AWARD NOTICE

Dear Scott,

In connection with your appointment as Chief Executive Officer of SiriusPoint Ltd. (the “Company”), you will be granted a number of Options as set forth below pursuant to the terms and conditions of the SiriusPoint Ltd. 2013 Omnibus Incentive Plan (the “Plan”) and the Employee Share Option Agreement (together with this Award Notice, the “Agreement”). The Employee Share Option Agreement is attached hereto, and a copy of the Plan is publicly available or will be provided to you upon request. Capitalized terms not defined in this Award Notice shall have the meanings specified in the Plan or the Employee Share Option Agreement.

Options:	Tranche 1: 300,000 Options (“Tranche 1 Options”) Tranche 2: 300,000 Options (“Tranche 2 Options”) Tranche 3: 300,000 Options (“Tranche 3 Options”)

Exercise Price per Share:	Tranche 1 Options: $6.00 Tranche 2 Options: $8.00 Tranche 3 Options: $10.00

Grant Date:

Tranche 1 Options: The Tranche 1 Options will be granted on the effective date of your appointment as Chief Executive Officer of the Company and exercisable on the first date on which the Company’s closing Share price on the New York Stock Exchange is at least $6.00/Share.

Tranche 2 Options: The Tranche 2 Options will be granted on the on first day on which the Company’s closing Share price on the New York Stock Exchange is at least $6.00/Share and exercisable on the first date on which the Company’s closing Share price on the New York Stock Exchange is at least $8.00/Share.

Tranche 3 Options: The Tranche 3 Options will be granted on the first day on which the Company’s closing Share price on the New York Stock Exchange is at least $8.00/Share and exercisable on the first date on which the Company’s closing Share price on the New York Stock Exchange is at least $10.00/Share.

Exhibit B-2

Normal Expiration Date:

Tranche 1 Options: Seven (7) years from the Grant Date, subject to earlier termination as provided in the Agreement.

Tranche 2 Options: Seven (7) years from the Grant Date, subject to earlier termination as provided in the Agreement.

Tranche 3 Options: Seven (7) years from the Grant Date, subject to earlier termination as provided in the Agreement.

Special Provision on Qualifying Termination

In the event that (1) your Services are terminated by reason of a Qualifying Termination prior to the Grant Date of the Tranche 2 Options and/or the Tranche 3 Options (as applicable), and (2) the Grant Date for the Tranche 2 Options and/or the Tranche 3 Options (as applicable) occurs on or prior to the first anniversary of the termination date (and for purposes of this determination, your Services will be deemed to have continued through such first anniversary), then (A) the Tranche 2 Options and/or the Tranche 3 Options (as applicable) will be granted on such Grant Date notwithstanding the termination of your Services and (B) such Options will be exercisable for one year following the Grant Date.

SIRIUSPOINT LTD.

by
Name:
Title:

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to SiriusPoint Ltd., I hereby acknowledge receipt of the Agreement and the Plan, accept the Options to be granted to me pursuant to the Agreement and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

Name: Scott Egan

[Signature Page to Employee Share Option Award Notice]

EMPLOYEE SHARE OPTION AGREEMENT

EMPLOYEE SHARE OPTION AGREEMENT (the “Agreement”) dated as of September __, 2022, by and between SiriusPoint Ltd., a Bermuda exempted company limited by shares (the “Company”), and the employee whose name appears in the Notice of Grant (as defined below) (the “Participant”), pursuant to the SiriusPoint Ltd. 2013 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

1.             Grant of Options. The Company hereby evidences and confirms its grant to the Participant, effective as of each Grant Date set forth in the Notice of Grant, of the number of Options to purchase common shares of the Company (the “Options”) specified in the SiriusPoint Ltd. 2013 Omnibus Incentive Plan Employee Share Option Award Notice delivered by the Company to the Participant (the “Notice of Grant”). The Options granted hereunder are not intended to be “incentive stock options” within the meaning of Section 422 of the Code. This Agreement is subordinate to, and the terms and conditions of the Options granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between the terms hereof and the terms of the Plan, the terms of the Agreement shall govern. The Options shall be considered a Service Award under the Plan.

2.             Vesting of Options.

(a)             Vesting. Except as otherwise provided in this Section 2, each tranche of Options specified in the Notice of Grant shall be fully vested on the Grant Date specified in the Notice of Grant (each, a “Grant Date”), subject to the Participant’s continued provision of Services to the Company or any Subsidiary thereof through the Grant Date. Options may be exercised during the period that they are exercisable as stated in the Notice of Grant and this Agreement.

(b)             Termination of Services.

  (i)             If the Participant’s Services to the Company are terminated by reason of the Participant’s voluntary resignation without Good Reason, the Participant shall have ninety (90) days following the date of such voluntary resignation to exercise any vested Options which are then outstanding and exercisable.

  (ii)             If the Participant’s Services to the Company are terminated by reason of the Participant’s Qualifying Termination, the Participant may exercise any vested Options which are then outstanding and exercisable until their stated Normal Expiration Date. For this purpose, a “Qualifying Termination” means the termination of the Participant’s Services (x) by reason of the Participant’s death or Disability, (y) by the Company without Cause and (z) by the Participant with Good Reason. “Good Reason” and “Cause” shall have the meanings set forth in the Participant’s employment agreement with the Company.

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  (iii)             If the Participant’s Services to the Company are terminated by the Company for Cause, all Options (whether vested or unvested) which are then outstanding shall be forfeited and canceled without any payment therefor.

  (iv)             For clarity and avoidance of doubt, except as provided in the Notice of Grant, the Participant shall have no rights as to Options the Grant Date of which has not occurred prior to the termination of the Participant’s Services for any reason.

(c)             Committee Discretion. Notwithstanding anything contained in this Agreement to the contrary, the Committee, in its sole discretion, may accelerate the vesting with respect to any Options under this Agreement, at such times and upon such terms and conditions as the Committee shall determine, such discretion to be exercised in a bona fide and rational manner.

(d)             No Other Accelerated Vesting. The vesting and exercisability provisions set forth in Section 2 or expressly set forth in the Plan, shall be the exclusive vesting and exercisability provisions applicable to Options and shall supersede any other provisions relating to vesting and exercisability, unless such other provision expressly refers to the Plan by name and this Agreement by name and date and are agreed with the Participant.

3.             Normal Expiration Date. Unless the Options earlier terminate in accordance with Section 2, the Options shall terminate on the seventh (7th) anniversary of the applicable Grant Date (the “Normal Expiration Date”). Options that have become exercisable pursuant to Section 2 may be exercised, subject to the provisions of this Agreement and the Plan, at any time and from time to time until the earlier of the date on which the Options terminate pursuant to Section 2 and the Normal Expiration Date.

4.             Securities Law Compliance. Notwithstanding any other provision of this Agreement, the Participant may not sell the Shares acquired on exercise of the Options unless such Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such Shares must also comply with other applicable laws and regulations governing the Shares, and Participant may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.

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5.             Participant’s Rights with Respect to the Options and Underlying Shares.

(a)             Restrictions on Transferability. The Options granted hereby are not assignable or transferable, in whole or in part, and may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including without limitation by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Participant upon the Participant’s death.

(b)             Rights as Shareholder; Dividends. The Participant shall not be treated as the record owner of the Shares underlying the Options until the underlying Shares are delivered in settlement thereof, at which time the Participant shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares.

6.             Adjustment in Capitalization. The number, class, exercise price or other terms of any outstanding Options shall be adjusted by the Board to reflect any extraordinary dividend, shares dividend, shares split or share combination or any recapitalization, business combination, merger, consolidation, spin-off, exchange of shares, liquidation or dissolution of the Company or other similar transaction affecting the Shares in such manner as it determines in its sole discretion.

7.             Miscellaneous.

(a)             Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(b)             No Right to Continued Services. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Participant’s Services at any time, or confer upon the Participant any right to continue in the Services of the Company or any of its Subsidiaries.

(c)             Interpretation. The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Agreement. Any determination or interpretation by the Committee under or pursuant to the Plan or this Agreement shall be final and binding and conclusive on all persons affected hereby.

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(d)             Tax Withholding. The Company and its Subsidiaries shall have the right to deduct from all amounts paid to the Participant in cash (whether under the Plan or otherwise) any amount of taxes required by law to be withheld in respect of the Options or the underlying Shares under the Plan as may be necessary in the opinion of the Company to satisfy tax withholding required under the laws of any country, state, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. The Company may require the recipient of the Shares upon exercise of settlement of the Options to remit to the Company an amount in cash sufficient to satisfy the amount of taxes required to be withheld as a condition to the issuance of Shares deliverable to the Participant upon such exercise. The Committee may, in its discretion, require the Participant (or other recipient of the Shares), or permit the Participant (or other recipient of the Shares) to elect, subject to such conditions as the Committee shall impose, to meet such obligations by having the Company sell the least number of whole Shares having a Fair Market Value sufficient to satisfy all or part of the amount required to be withheld. The Company may defer delivery of the Shares until such requirements are satisfied.

(e)             Application of Clawback Policy. The Options or underlying Shares granted or vested and any gains earned or accrued due to the sale of any underlying Shares shall be subject to any generally applicable clawback and recoupment policies of the Company in effect from time to time, or applicable law or regulations in effect on or after the Effective Date, including Section 304 of the U.S. Sarbanes-Oxley Act of 2002 and Section 10D of the Exchange Act. The implementation of policies and procedures pursuant to this Section 7(e) and any modification of the same shall not be subject to any restrictions on amendment or modification of Awards. Any such policies may (in the discretion of the Administrator or the Board) be applied to outstanding Awards at the time of adoption of such policies, or on a prospective basis only.

(f)             Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(g)             Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the Options evidenced hereby, the Participant acknowledges: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the Award does not create any contractual or other right to receive future grants of Awards; (c) that participation in the Plan is voluntary; (d) that the value of the Options is not part of normal or expected compensation for purposes of calculating any resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (e) that the future value of the Shares is unknown and cannot be predicted with certainty.

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(h)             Data Privacy. By entering into this Agreement and accepting the Options evidenced hereby, the Participant: (a) authorizes the Company and its Affiliates, any agent of the Company and its Affiliates administering the Plan or providing Plan recordkeeping services, to disclose to the Company and any of its Affiliates any information and data the Company requests in order to facilitate the grant of the Award and the administration of the Plan; (b) waives any data privacy rights the Participant may have with respect to such information; and (c) authorizes the Company and its Affiliates and their agents to store and transmit such information in electronic form.

(i)               Consent to Electronic Delivery. By entering into this Agreement and accepting the Options evidenced hereby, Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and its Affiliates, the Plan, this Agreement and the Options via Company website, email or other electronic delivery.

(j)              Headings and Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(k)             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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Exhibit C

Duties, obligations and Warranties

Duties and obligations

●	In connection with the Employment you will:

(a)	during normal business hours (excluding holiday and sickness absence) devote the whole of your time, attention and skill to your duties;

(b)	at all times and in all respects and in willing cooperation with others, faithfully and diligently perform such duties and exercise such powers consistent with your position as may from time to time be reasonably assigned to or vested in you by the Board;

(c)	obey the reasonable and lawful directions of the Board;

(d)	comply with duties for directors set out in applicable legislation;

(e)	comply with the Articles of Association and comply with all the Company's and relevant Group Companies’ codes, rules, regulations, policies and procedures and any such code, practice, rules or regulations of any association or professional body to which the Company and/or any Group Company and/or you belong from time to time including without limitation any regulatory authorities relevant to you, the Company or any Group Company;

(g)	neither commit or attempt to commit the criminal offence of insider dealing nor contravene Articles 14, 15 or 19 of the Market Abuse Regulation (Regulation 596/2014/EU) or any applicable laws having the same or similar effect in any other jurisdiction;

(h)	keep the Board and, if applicable, any other Group Board at all times promptly and reasonably informed (in writing if so requested) of your conduct and activities in relation to the business of the Company and any Group Company for which you are required to perform duties and provide such explanations in connection therewith as the Board may reasonably require from time to time including for the avoidance of doubt, any activity (actual or threatened) which might affect the material interests of the Company or any Group Company; any actual potential or maturing business opportunity potentially applicable to the Company or any Group Company; any offer of engagement or approach made by a competing business to any employee, worker or officer of the Company or any Group Company of which you are aware; the intention of any employee, worker or officer of the Company or any Group Company who reports directly or indirectly to you to resign from your employment or engagement with the Company or any Group Company and of which you are aware;

(i)	report to the Board your own wrongdoing and any wrongdoing or proposed wrongdoing of any agent, employee, worker or director of the Company or any Group Company of which you are aware;

(j)	comply with the Company’s anti-corruption and bribery policy and related procedures in place from time to time and the Bribery Act 2010 and any applicable laws having the same or similar effect in any other jurisdiction;

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(k)	comply with every regulation of the Company for the time being in force in relation to dealings in shares or other securities of the Company or any Group Company insofar as they may affect you, the Company, any Group Company or its or their directors, officers or employees; and

(l)	use all reasonable endeavours to develop the business of the Company and the Company Group and build and form client relationships on behalf of the Company and the Company Group.

●	The Company reserves the right to: (i) request that you with immediate effect to carry out the duties of another position of equivalent status either in addition to or instead of your duties as CEO; and (ii) by agreement with you appoint any other person or persons to act jointly with you or in your place (if you are not performing the duties under the Offer Letter on a full time basis, are absent on sick leave, suspended, on family related leave or placed on garden leave or otherwise) in any position to which you may be assigned from time to time.

●	You will, if and so long as the Company requires and without any further remuneration therefore (except as otherwise agreed), carry out duties commensurate with your seniority and experience on behalf of any Group Company and/or act as a director or officer of any Group Company. At any time at the request of the Company, you must resign from office as a director or officer of any Group Company. You must not resign from such positions except at the request or direction of the Company, or in circumstances where you reasonably believe that you are no longer able to carry out your duties.

●	The Company takes a zero tolerance approach to tax evasion. You must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. You must report any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made immediately to the Board. You must comply at all times with the Company’s anti facilitation of tax evasion policy or anti-corruption and bribery policy and any relevant policy of any relevant Group Company as such may be amended from time to time. Failure to do so will be treated as a disciplinary matter and may result in immediate termination.

●	You will provide a copy of Exhibit A to any person, firm, company or other entity making an offer of employment, appointment as a director or officer, agency, consultancy, partnership or joint venture to you during the Employment or thereafter whilst any restrictions in Exhibit A remain in force immediately upon receiving any such offer.

●	You will enter into any documentation required by the Company in connection with you holding any position(s) or discharging any duties in connection with the Employment for which approval is required from, or which is or are otherwise subject to regulatory oversight by, any regulator relevant to the Company or any relevant Group Company.

Warranties

You represent and warrant to the Company that to the best of your knowledge:

●	You are not bound by or subject to any court order, agreement, covenant, arrangement, regulatory code or undertaking or has any other interest or obligation which in any way restricts or prohibits you from entering into this Offer Letter or from performing the duties hereunder and you undertake to indemnify and hold harmless the Company against all claims, costs, damages and expenses which the Company incurs in connection with any claim in relation to any such court order, covenant, arrangement, regulatory code or undertaking or any other interest or obligation by which you are or were so bound or subject.

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●	You are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled during the Employment.

●	You are not subject to any restrictions which prevent you from holding office as a director of the Company or any Group Company.

●	You have disclosed or will disclose to the Company all information which is necessary to ensure that the Company or any relevant Group Company can fully comply with its notification regulations in connection with the Employment arising from or in connection with any rules applicable to the listing of shares of the Company or any Group Company on any Recognised Investment Exchange.

●	You are qualified to perform the position to which you are appointed.

●	All of the information provided to the Company, and any third party acting on behalf of the Company is complete, true and up to date and you have not deliberately omitted any information relevant to the Employment.

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Exhibit D

Further Section 1 particulars

●	Continuity of employment. The Employment is not continuous with any previous employment.

●	Probationary period. The Employment is not subject to a probationary period.

●	Holiday. If the Employment starts or finishes part way through the holiday year, your holiday entitlement during that year shall be calculated on a pro rata basis. You will be deemed to have taken the statutory basic annual leave entitlement first then the statutory additional annual leave entitlement and finally any additional contractual leave entitlement. In the respective holiday years in which the Employment commences or terminates, your holiday entitlement will accrue on a pro rata basis for each complete month of service during the relevant holiday year. Notwithstanding the foregoing, on the termination of the Employment, no payment in lieu will be made in respect of any public or bank holidays. During any period of notice or Garden Leave, the Company may require you to take any holiday entitlement accrued but untaken in the holiday year in which the Employment terminates or may make a payment in lieu of the same. If, on the termination of the Employment, you have taken more than your accrued holiday entitlement, you will repay the excess to the Company from any sums due to you and, for the purposes of the Employment Rights Act 1996, you hereby authorise the Company to make such deduction. The calculation of any entitlement to accrued and untaken holiday or deductions where you have, on termination, taken more than your accrued holiday entitlement shall be based on 1/260th of your then base salary for each untaken or excess day of the entitlement for the holiday year in which termination takes place.

•	Other leave. You may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time: (i) statutory paternity leave; (ii) statutory adoption leave; (iii) shared parental leave; (iv) parental leave; and (v) parental bereavement leave. Further details of such leave and, where applicable, pay during such leave are available from the Employee Handbook. The Company may replace, amend or withdraw the Company's policy on any of the above types of leave at any time.

●	Grievance procedures. If you wish to obtain redress of any grievance relating to the Employment or are dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, you may apply in writing to the Chairperson of the Board, setting out the nature and details of any such grievance or dissatisfaction. If you are not satisfied with the decision of the Chairperson, you may within seven days of the decision appeal in writing to a non-executive director of SiriusPoint Ltd. nominated by the Board.

●	Disciplinary. The disciplinary rules applicable to you are set out in the Employee Handbook. The disciplinary procedure is not contractually binding on the Company and the Company may in its absolute discretion and for any reason decide not to follow the disciplinary procedure.

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●	Training. You will, as part of your duties, be required to attend such training courses as the Company in its absolute discretion deems necessary. Details of any such training will be made available to you at the appropriate time. The Company may make available to you training your attendance at which is option. The Company will pay for any training you are required by the Company to attend.

●	Collective Agreements. There are no collective agreements that affect the terms and conditions of the Employment.

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